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Exhibit 10.3.1

FIRST AMENDMENT TO EMPLOYEE BENEFITS AGREEMENT

        This First Amendment to Employee Benefits Agreement (the "Amendment"), dated as of this 2nd day of August, 2002, by and among Helmerich & Payne, Inc., a Delaware corporation ("HP Co."), Cimarex Energy Co. (formerly known as Helmerich & Payne Exploration and Production Co.), a Delaware corporation and wholly-owned subsidiary of HP Co. ("Cimarex"), and Key Production Company, Inc. a Delaware corporation ("Key").

        WHEREAS, HP Co. and Cimarex entered into a Distribution Agreement dated as of February 23, 2002 (the "Distribution Agreement"), pursuant to which HP Co. will transfer or cause to be transferred to Cimarex or a subsidiary of Cimarex certain assets and liabilities attributable to Cimarex's business and pursuant to which all of the outstanding common shares of Cimarex will be distributed to the holders of common stock of HP Co. as of the record date for such distribution, all in accordance with the terms of the Distribution Agreement (the "Distribution");

        WHEREAS, HP Co. and Cimarex entered into an Employee Benefits Agreement dated as of February 23, 2002 (the "Employee Benefits Agreement") for purposes of allocating current and former employees and assets, liabilities, and responsibilities with respect to employee compensation, benefits and other matters in connection with the Distribution;

        WHEREAS, following the Distribution, Mountain Acquisition Co., a Delaware corporation and wholly-owned subsidiary of Cimarex ("Merger Sub"), will merge with and into Key with Key being the surviving corporation and Key becoming a wholly-owned subsidiary of Cimarex (the "Merger"), pursuant to the terms of the Agreement and Plan of Merger dated as of February 23, 2002, by and among HP Co., Cimarex, Merger Sub and Key (the "Merger Agreement");

        WHEREAS, Section 5.14 of the Employee Benefits Agreement provides that HP Co. and Cimarex may amend the Employee Benefits Agreement by an agreement signed in writing;

        WHEREAS, pursuant to Section 6.2 of the Merger Agreement, HP Co. and Cimarex agreed not to take certain actions without Key's written consent;

        WHEREAS, HP Co. has granted restricted stock (the "HP Restricted Stock") to certain of its employees, including individuals (the "Cimarex Employees") who have or will become employees of Cimarex in connection with the Distribution;

        WHEREAS, pursuant to the terms of the HP Restricted Stock and the Distribution Agreement, the Distribution will cause the Cimarex Employees to receive a pro-rata distribution of shares of Cimarex in respect of the HP Restricted Stock that will be subject to the same restrictions applicable to the HP Restricted Stock in respect of which it is distributed (the "Dividend Restricted Stock");

        WHEREAS, HP Co., Cimarex and Key intend that, effective as of the Distribution, the HP Restricted Stock shall convert into similarly restricted shares of Cimarex (the "Converted Restricted Stock") and that the Converted Restricted Stock and the Dividend Restricted Stock shall be subject to restrictions in respect of employment of the Cimarex Employees by Cimarex, not HP Co.;

        WHEREAS, the Employee Benefits Agreement does not presently address the treatment of the HP Restricted Stock;

        WHEREAS, HP Co. and Cimarex desire to amend the Employee Benefits Agreement in respect of the foregoing; and

        WHEREAS, Key desires to consent to such amendment and to the transactions contemplated thereby for purposes of Section 6.2 of the Merger Agreement and for all other purposes for which such consent might be required in connection with the Transaction Agreements (as such term is defined in the Merger Agreement).

        NOW, THEREFORE, HP Co., Cimarex and Key hereby agree as follows:

        1.    The Employee Benefits Agreement shall be, and hereby is, amended by adding a new Section 4.4 immediately following Section 4.3 thereof to read in its entirety as follows, effective as of the date of this Amendment:

          4.4  Restricted Stock. Not later than immediately before the Distribution, HP Co. and Spinco shall have adopted such resolutions and taken such other actions as may be required to provide that, effective as of the Distribution Date, each equity-based award (including each share of restricted stock but excluding HP Co. Stock Options) granted to a Spinco Employee and outstanding under the HP Co. Incentive Plans as of the Distribution Date shall be converted into restricted stock of and assumed by Spinco under the Spinco 2002 Stock Incentive Plan as of the Distribution Date in accordance with its terms and conditions as in effect immediately prior to the Distribution, with such adjustments to such terms and conditions as are appropriate to preserve the value inherent in such equity-based award with no detrimental effects on the holders thereof, provided that any restrictions to which the awards are subject in respect of employment by HP Co. of the holders thereof shall be deemed restrictions in respect of employment by Spinco.

        2.    Key consents to the foregoing amendment to the Employee Benefits Agreement and to the taking of any and all actions necessary or appropriate to implement the foregoing amendment to the Employee Benefits Agreement.

        3.    Except as provided herein, the Employee Benefits Agreement shall remain in full force and effect.

        4.    This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

* * *

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

HELMERICH & PAYNE, INC.
By:	/s/ HANS HELMERICH
Name: Hans Helmerich Title: President and Chief Executive Officer
CIMAREX ENERGY CO.
By:	/s/ STEVEN R. MACKEY
Name: Steven R. Mackey Title: Vice President
KEY PRODUCTION COMPANY, INC.
By:	/s/ PAUL KORUS
Name: Paul Korus Title: Chief Financial Officer

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  Exhibit 10.3.1
FIRST AMENDMENT TO EMPLOYEE BENEFITS AGREEMENT